Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

Borneo Resource Investments Ltd.

(a Nevada Corporation)

ARTICLE I: NAME

The name of the Corporation is: Borneo Resource Investments Ltd.

ARTICLE II: REGISTERED OFFICE

The Corporation may maintain such other office of offices and place of places of business in such cities and places in or out of the State of Nevada as the Board of Directors may from time to time decide.

ARTICLE III: PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful activity.

ARTICLE IV: SHARES OF STOCK

The purpose for which the Corporation is formed is to engage in any lawful activity.

Section 1.                      The Corporation is authorized to issue a total of 500,000,000 shares of capital stock, each with a par value of $0.001, which shall consist of 400,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock.

Section 2.                      The board of directors is authorized to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock.  The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established.

Section 3.                      The Corporation may from time to time, when so desired, amend or restate these Articles to increase, decrease or reclassify its authorized shares of stock, or change the number, par value, preferences or relative, participating, optional or other rights, or the qualifications, limitations or restrictions of such rights, or its shares, or of any class or series of any class thereof, whether or not the same be outstanding at the time an amendment or restatement of these Articles is made for such purpose.  Further, this Corporation shall have full power to cause or make any change of any nature in or affecting its shares of stock or its stock structure authorized by the General Corporation Laws of the State of Nevada.

Section 4.                      The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the board of directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the Articles of Incorporation shall not be amended in this respect.

Section 5.                      Cumulative voting by any shareholder is denied.

Section 6.                      No shareholder shall have the preemptive right to purchase or subscribe for any shares or any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized.

ARTICLE V: PERIOD OF EXISTENCE

The period of existence of the Corporation is perpetual.

ARTICLE VI: INCORPORATOR

The name and mailing address of the incorporator signing these Articles of Incorporation is as follows:  John C. Rogers, 264 Village Boulevard, Suite #104, Incline Village, NV 89451

ARTICLE VII:  DIRECTORS

The members of the governing board of the Corporation shall be designated as “directors”.  The board of directors shall consist of at least (1) director, but not more than five (5) members.  The number of directors of the Corporation may be increased or decreased from time to time as provided in the bylaws of the Corporation.  The names and addresses of the members of the initial board of directors, each of whom shall serve as a director until his or her successor shall have been elected and qualified, are as follows: Kim Englehart, 264 Village Boulevard, Suite #104, Incline Village, NV 89451 and Freddy Braidy, 264 Village Boulevard, Suite #104, Incline Village, NV 89451.

ARTICLE VIII:  DIRECTORS

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Chapter 78 of the Nevada Revised Statutes or other statutes or laws of the State of Nevada, the board of directors is expressly authorized: (i) to make, amend, alter, change or repeal the bylaws of the Corporation; (ii) to adopt from time to time bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law and (iii) to fix and determine designations, preferences, privileges, rights and powers and relative, participating, optional or other special rights, qualifications, limitations or restrictions on the capital stock of the Corporation as provided by NRS 78.195, unless otherwise provided herein.

ARTICLE IX:  DIRECTOR AND OFFICER LIABILITY

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300.

If the Nevada Revised Statutes hereafter are amended to authorize the future elimination of limitation of liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the full extent permitted by the amended Nevada Revised Statutes.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the Corporation existing at the time of such repeal or modification.

ARTICLE X:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation shall indemnify each director and officer of this Corporation to the fullest extent provided by the laws of the State of Nevada, including, without limitation, NRS 78.151.  The Board of Directors will consider and in its discretion approve any advances for costs, attorneys fees and expenses it deems reasonable and necessary in a particular matter, subject to the restrictions and limitations of NRS 78.751.

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